Exhibit 99.1

October 15, 2003  Redmond, WA --- Alcide Corporation (NASDAQ: ALCD) today released financial results for its fiscal first quarter ended August 31, 2003.

Alcide earned $92,767 or $.03 per diluted share on total revenue of $5,196,596 during the quarter ended August 31, 2003.  In the first quarter a year ago, Alcide earned $61,669 or $.02 per diluted share on revenues of $5,045,192.

Recent significant events include:

•                  The SANOVA® food safety business continued to expand and add market share in both the red meat and poultry segments despite aggressive new competition.

•                  The Company was notified on September 22, 2003 that SANOVA has been approved by the regulatory authorities in New Zealand and Australia for use on red meat, poultry, produce and seafood.  Management believes that the greatest market opportunity will be for SANOVA treatment of red meat carcasses, primal cuts and parts and trim.  Marketing efforts are expected to begin in late October.

•                  Alcide has successfully validated its poultry post chill dip operation and documented control of E. coli, Salmonella and Campylobacter at levels substantially exceeding competitive technologies and the Company’s own established pre-chill spray operation.  During the past few months, seven customers have elected to extend their existing SANOVA agreements and install post-chill dip operations.

•                  The Company entered into an agreement with Ferdinand Eimermacher GmbH & Co. KG under which Eimermacher is granted a license to manufacture and market Alcide’s animal health products in Germany and Austria which collectively, is one of the largest dairy markets in the European union, and one not presently served by Alcide.

•                  On October 2, 2003 Alcide agreed to settle its patent infringement suit against BioCide International.  BioCide agreed not to market a product at less than ph 5.5 to the red meat industry and to pay a royalty to Alcide.

Sanova Food Safety

Sales of SANOVA food antimicrobial to the food processing industry totaled $3,527,631 for the quarter ended August 31, 2003 an amount $173,245 or 5% higher than the first fiscal quarter last year.

As of August 31, 2003 SANOVA systems were installed in thirty seven poultry plants and fifteen red meat plants.  Eight of the poultry plants were using SANVOVA applications both pre-chill and post-chill thus bringing the total to sixty operations at quarter’s end.  Since the end of the quarter, two additional poultry operations were added and the first major ground beef operation was started.

John Richards, President of Alcide Corporation, commented “The poultry industry has regained economic vitality and with this, we are beginning to see a demand for new SANOVA installations.  We are also witnessing increased demand on the red meat side of our business, particularly on carcasses after chilling and for use on primal and sub-primal cuts.  The new plants started during the first quarter, combined with the two new poultry operations started during the first week of September are expected to contribute roughly $60,000 per month in sales revenue.”  Richards went on to say “Although the pace of SANOVA new business activity has improved considerably, the first quarter financial results continued to suffer from the impact of roughly $83,000 unabsorbed depreciation expense related to operations idled in early fiscal 2003.  In addition, we spent about $40,000 to relocate two of the idled SANOVA systems to the new plants which started in early September.  The two new plants started in September reduce the unabsorbed depreciation by about $27,000 per quarter and these particular plant assets will be fully depreciated in about three years.”

Animal Health and Surface Disinfectants

The Company’s animal health and surface disinfectant revenues for the quarter ended August 31, 2003 were $1,668,965 including $308,270 in license revenue.  During the first quarter last fiscal year animal health and surface disinfectant revenues were $1,690,806 including $29,397 in license revenue.

James Winter, Corporate Vice President and General Manager of the Company’s animal health business, explained that “The license revenue(from the Company’s largest distributor, IBA) is a royalty received on Alcide products manufactured by IBA.  If an equivalent amount of Alcide product had been sold to IBA, first quarter animal health and surface disinfectant sales would have been approximately $1,875,000, an increase of 10% over prior year.”  Mr. Winter went on to say that “The Company’s animal health business has been helped by improving U.S. milk prices and a general strengthening of the Company’s business throughout Europe.  With respect to Europe, Alcide’s ability to serve its existing distributors will be improved by the new licensing agreement with Eimermacher which not only establishes a presence in the four million German cow market, but also establishes a high quality European manufacturing source for better control of freight and distribution costs.”

Balance Sheet and Cash Flow

Alcide’s balance sheet remained strong during the first quarter.  On August 31, 2003 the Company had $2,900,150 in cash and cash equivalents and no long term debt.  Net cash provided by operating activities was $1,251,478, more than four times the $296,881 net cash provided by operating activities during the first quarter last year.

About Alcide

Alcide Corporation develops and markets unique biocidal products based on its patented technology.  Alcide currently sells anti-infective products to the animal health market, disinfecting products to medical industries and SANOVA antimicrobial to the food processing industries.

Selected Financial Data	Quarter Ended
	August 31, 2003	August 31, 2002
Total Revenue	$5,196,596	$5,045,192
Pretax Income	$142,718	$94,874
Net Income	$92,767	$61,669
Average Shares Outstanding	2,661,577	2,690,726
Diluted Earnings Per Share	$0.03	$0.02

The Company will host a conference call at 11:00 am PDT (2 pm EDT) on October 17, 2003.  Interested parties should check the website at www.alcide.com for connection instructions.

This earnings report includes forward looking statements which involve risk and uncertainty including, without limitation, risk of dependence on third party suppliers, market acceptance of and demand for the Company’s products, distribution capabilities and development of technology and regulatory approval thereof.

Investors are encouraged to refer to the Company’s 10-Q report for the quarter ended August 31, 2003 for a more detailed explanation of financial performance.